Exhibit 99.1



         Washington, D.C. -- July 1, 1997 -- CarrAmerica Realty Corporation (NYSE:CRE) announced today the completion of a private offering of an aggregate of $275 million principal amount of its long-term debt, in the form of $150 million aggregate principal amount of 7.20% coupon Notes yielding 7.249% and due 2004 and $125 million aggregate principal amount of 7.375% coupon Notes yielding 7.422% and due 2007.

         The offering was made by means of an offering memorandum to qualified institutional buyers and certain institutional accredited investors, and the Notes have certain registration rights. Proceeds of the offering will be used to fund acquisition and development activities, either through direct payments or repayment of borrowings incurred to fund such activities, and for general corporate purposes.

         The Notes offered and sold in the private placement were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

         CarrAmerica Realty Corporation is a publicly traded real estate investment trust that focuses primarily on the acquisition, development, ownership and operation of office properties in select suburban markets across the United States.